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                          SYNOVA HEALTHCARE GROUP, INC.

                       CONSULTANT STOCK COMPENSATION PLAN


1. PURPOSE. The purpose of this Consultant Stock Compensation Plan (the "Plan") is to provide compensation in the form of shares of common stock of Synova Healthcare Group, Inc. (the "Company") to eligible consultants and advisors who have provided bona fide services to the Company or its subsidiaries (other than services rendered in connection with the offer and sale of securities in a capital raising transaction or services that promote or maintain a market price for the Company's securities).

2. EFFECTIVE DATE OF THE PLAN. The effective date of this Plan is December 22, 2005.

3. ADMINISTRATION. The Board of Directors will be responsible for the administration of this Plan and will grant shares of common stock under this Plan. Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referenced in this Section 3 shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan.

4. ELIGIBILITY. Shares may be granted only to consultants and advisors who are retained by the Company or its subsidiaries and who are within that class for which Form S-8 is applicable.

5. SHARES SUBJECT TO THE PLAN. The maximum number of shares of common stock to be subject to this Plan, as amended, is 300,000 shares. The shares subject to the Plan will be registered with the SEC on or after December 30, 2005, on a Form S-8 registration statement.

6. DEATH OF CONSULTANT/ADVISOR. If a consultant or advisor dies while he is a consultant or advisor of the Company or of any subsidiary, or within 90 days after such termination, the shares, to the extent that the consultant or advisor was to be issued shares under the Plan, may be issued to his personal representative or the person or persons to whom his rights under the Plan shall pass by his will or by the applicable laws of descent and distribution.

7. TERMINATION OF CONSULTANT/ADVISOR, RETIREMENT OR DISABILITY. If a consultant or advisor shall cease to be retained by the Company for any reason (including retirement and disability) other than death, after he shall have continuously been so retained for his specified term, he may, but only within the three-month period immediately following such termination, request his pro-rata number of shares for his services already rendered.


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8. RIGHT TO CONTINUED ENGAGEMENT. Nothing in this Plan or in the grant of shares pursuant to this Plan shall confer upon any consultant or advisor the right to continued engagement by the Company or its subsidiaries nor shall it interfere with or restrict in any way the rights of the Company or its subsidiaries to terminate any consulting or advisory relationship at any time.

9. TERMINATION OF THE PLAN. The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted shares under this Plan prior to that date.




DATED: December 22, 2005


         SYNOVA HEALTHCARE GROUP, INC.


         /s/ David J. Harrison
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         David J. Harrison
         President and Chief Operating Officer